Exhibit 10.4

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of the 16th day of September, 2004, by and between Applica Consumer Products, Inc., a Florida corporation with its principal place of business at 5980 Miami Lakes Drive, Miami Lakes, Florida (the “Company”), and Brian Guptill, an individual residing in the State of Florida (the “Employee”).

RECITALS:

     A. The Employee is currently employed as the Vice President – Engineering of the Company.

     B. The Employee possesses knowledge of the business and affairs of the Company and its subsidiaries, their policies, methods and personnel.

     C. The Company recognizes that the Employee has contributed to the growth and success of the Company and its subsidiaries, and desires to assure the Company and its subsidiaries of the Employee’s continued employment and to compensate him therefor.

     D. The Employee is willing to make his services available to the Company on the terms and conditions hereinafter set forth.

AGREEMENT

     Therefore, in consideration of the premises, mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

     1. Employment. Commencing on the date hereof, the Company shall employ the Employee and the Employee shall accept employment by the Company, upon the terms and conditions set forth in this Agreement.

     2. Term. The term of employment (the “Term”) of this Agreement shall begin on the date hereof and, except as otherwise provided in Sections 7, 8, 9 and 10 below, shall end on June 30, 2005. The Term shall automatically renew for successive one-year terms, unless sooner terminated as provided herein or unless either party gives notice at least 30 days prior to the end of the Term that such party does not intend to renew the Term.

     3. Duties. The Employee will have such duties as are assigned or delegated to the Employee by the Chief Executive Officer and President of the Company, and will initially serve as the Senior Vice President – Engineering of the Company. The Employee will devote his entire business time, attention, skill, and energy exclusively to the business of the Company and its subsidiaries, will use his best efforts to promote the success of the Company and its subsidiaries, and will cooperate fully with the Board in the advancement of the best interests of the Company and its subsidiaries.

     4. Compensation. During the Term, the Company shall compensate Employee as follows:

          (a) Salary. The Company shall pay Employee an annual salary of $245,024 (the “Annual Base Salary”), to be distributed in equal periodic installments according to the Company’s customary payroll practices.

          (b) Annual Bonus. The Employee shall be entitled to receive incentive compensation (the “Incentive Compensation”) for each year during the Term as determined in the sole discretion of the Board of Directors of the Company (the “Board”) and the President and Chief Executive Officer of the Company.

     5. Expense Reimbursement and Other Benefits.

          (a) Reimbursement of Expenses. During the term of Employee’s employment hereunder, the Company, upon the submission of proper substantiation in accordance with Company policy, including copies of all relevant invoices, receipts or other evidence reasonably requested by the Company, by the Employee, shall reimburse the Employee for all reasonable expenses actually paid or incurred by the Employee in the course of and pursuant to the business of the Company.

          (b) Executive Benefits. Employee shall participate in the Company’s Group Health and Hospitalization Plan, Group Life Insurance Plan, Group Disability Insurance Plan and all other insurances, or insurance plans (collectively, the “Welfare Benefits”).

          (c) Stock Options. During the Term of this Agreement, the Employee shall be eligible to be granted options to acquire shares of the Common Stock of Applica Incorporated (“Applica”) under (and therefore subject to all terms and conditions of) the Applica stock option plans as then in effect, and all rules and regulations of the Securities and Exchange Commission applicable to stock option plans. Such options will contain such restrictions as required by the Applica Board or the applicable committee of such Board charged with administration of the stock option plan. The number of shares of Common Stock subject to the stock options shall be adjusted for any subsequent stock splits, stock dividends or similar recapitalizations of Applica’s Common Stock which results in an increase or decrease of the number of shares of outstanding Common Stock of Applica. The number of options and terms and conditions of options shall be determined in the sole discretion of the Board, or applicable committee thereof, and shall be based on several factors, including the performance of the Company on a consolidated basis.

          (d) Automobile. During the Term, the Company shall provide Employee with an automobile allowance of $900 monthly.

          (e) Vacation. During the Term, the Employee will be entitled to three weeks’ paid vacation for each year. The Employee will also be entitled to the paid holidays and other paid leave set forth in the Company’s policies. Vacation days and holidays during any fiscal year that are not used by the Employee during such fiscal year may not be carried over and used in any subsequent fiscal year.

     6. Restrictions.

          (a) Non-Competition. During the Term and for a one year period after the termination of the Term for any reason, the Employee shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in any manner in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend his name or any similar name to, lend his credit to or render services or advice to, purchase product from or distribute on behalf of (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise), any person or entity that directly or indirectly (or through any affiliated entity) engages in competition with the Company (for this purpose, any business that engages in the manufacture or distribution of products similar to those products manufactured or distributed by the Company at the time of termination of the Agreement shall be deemed to be in competition with the Company); provided that such provision shall not apply to the Employee’s ownership of Common Stock of Applica or the acquisition by the Employee, solely as an investment, of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Employee does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than one percent of any class of capital stock of such corporation.

          (b) Nondisclosure. During the Term and after the termination of the Term for any reason, the Employee shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Employee with respect to the business of the Company shall be deemed a valuable, special and unique asset of the Company that is received by the Employee in confidence and as a fiduciary, and Employee shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Employee or known by the Employee as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Employee) prior to or after the date hereof, and not generally known, about the Company or its business. Confidential Information shall include, but not be limited to, any and all:

     (i) trade secrets and data concerning the past, current and planned business, strategy, operations and affairs of the Company, data, know-how, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, customer lists, client lists, agent lists, current and anticipated customer and client requirements, price lists, commission information, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, concepts, ideas, designs, methods and information relating directly or indirectly to the Company;

     (ii) information concerning the past, current and planned business, strategy, operations and affairs of the Company, which includes historical financial statements, financial projections and budgets, historical and projected income, capital spending budgets and plans, the names and backgrounds of key personnel, suppliers, distributors, manufacturers, customers and clients, and any and all information relating to contracts and agreements with such persons, however documented; and

     (iii) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

          Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Employee from disclosing Confidential Information to the extent required by law; provided, however, that the Employee provides prior notice of such disclosure to the Company and provides the Company with a reasonable opportunity to prevent, limit or protect such disclosure. None of the foregoing obligations and restrictions apply to any Confidential Information that the Employee demonstrates was or became generally available to the public other than as a result of disclosure by the Employee.

          (c) Nonsolicitation of Employees and Clients. During the Term and for a one year period after the termination of the Term for any reason, the Employee shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, other than in connection with the performance of Employee’s duties under this Agreement, (a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, (b) call on or solicit any of the actual or targeted prospective customers or clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, (c) make known the names and addresses of such customers or clients or any information relating in any manner to the Company’s trade or business relationships with such customers or clients (unless the Employee can demonstrate that such information was or became generally available to the public other than as a result of a disclosure by the Employee) and/or (d) interfere with the Company’s relationship with any person, including employees, consultants, contractors, suppliers, distributors, clients, or customers of Company.

          (d) Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Employee during the course of performing work for the Company or its customers (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Employee for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Employee for hire for the Company, the Employee agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Employee may have in such Work Product. Upon the request of the Company, the Employee shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

          (e) Books and Records. All books, records, and accounts relating in any manner to the customers of the Company, whether prepared by the Employee or otherwise coming into the Employee’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Employee’s employment hereunder or on the Company’s request at any time. The Employee will not remove from the Company’s premises any other proprietary or confidential document, agreement, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Employee recognizes that, as between the Company and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Company. Upon termination of this Agreement by either party, or upon the request of the Company during the term of this Agreement, the Employee will promptly return to the Company all of the Proprietary Items in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies or other physical embodiment of any of the Proprietary Items.

          (f) Definition of Company. Solely for purposes of this Section 6, the term “Company” shall mean Applica, along with its current direct and indirect subsidiaries, any existing or future subsidiaries of Applica that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with Applica during the periods described herein.

          (g) Acknowledgment by Employee. The Employee acknowledges and confirms that (a) the restrictive covenants contained in this Section 6 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Section 6 (including without limitation the length of the term of the provisions of this Section 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Employee further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Employee acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 6. The Employee further acknowledges that the restrictions contained in this Section 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

          (h) Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

          (i) Extension of Time. If the Employee shall be in violation of any provision of this Section 6, then each time limitation set forth in this Section 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Employee.

          (j) Survival. The provisions of this Section 6 shall survive the termination of this Agreement, as applicable.

          (k) Injunctive Relief. The Employee acknowledges that the injury that would be suffered by the Company as a result of a breach of any provision of this Section 6 would be irreparable and that an award of monetary damages for such a breach would be an inadequate remedy. Consequently, the Employee consents to, and the Company will have the right (in addition to any other rights it may have) to request, the issuance of a temporary restraining order or a preliminary or permanent injunction to prohibit or restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Section 6, or to maintain the status quo pending the outcome of any proceeding which may be initiated. The Company will not be obligated to post bond or other security in seeking such relief.

     7. Termination for Cause.

          (a) The Company shall have the right to terminate the Term and the Employee’s employment hereunder for Cause (as defined below). Upon any termination pursuant to this Section 7, the Company shall pay to the Employee any unpaid Annual Base Salary through the effective date of termination specified in such notice. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5(a)).

          (b) For purposes hereof, the term “Cause” shall mean: (i) the Employee’s failure to perform his duties hereunder; (ii) the Employee’s failure to adhere to any written policy of the Company; (iii) the appropriation (or attempted appropriation) of a business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf the Company; (iv) the misappropriation (or attempted misappropriation) of any of the Company’s funds or property; (v) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment; (vi) the commission by the Employee of any act which shocks, insults and offends the community and ridicules public morals and decency, or (vii) any gross or willful improper conduct of the Employee.

     8. Termination Without Cause. At any time the Company shall have the right to terminate the Term and the Employee’s employment hereunder by written notice to the Employee. Upon any termination pursuant to this Section 8 (that is not a termination under any of Sections 7, 9, or 10), the Company shall pay to the Employee a lump sum equal to the sum of (A) the Annual Base Salary at the date of termination, and (B) the Incentive Compensation for the prior year. Further, any Applica stock option granted to Employee which are vested shall be exercisable immediately and the Applica stock acquired pursuant to such exercise may be sold by Employee subject to no restrictions by the Company whatsoever (other than those imposed by federal and state securities laws). The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5(a)).

     9. Termination by Employee.

          (a) The Employee shall at all times have the right, upon 30 days written notice to the Company, to terminate the Term and his employment hereunder.

          (b) Upon any termination pursuant to this Section 9 by the Employee without Good Reason (as defined below), the Company shall pay to the Employee any unpaid Annual Base Salary through the effective date of termination specified in such notice. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5(a)).

          (c) Upon any termination pursuant to this Section 9 by the Employee for Good Reason, the Company shall pay to the Employee the same amounts that would have been payable by the Company to the Employee under Section 8 of this Agreement if the Employee’s employment had been terminated by the Company without Cause. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5(a)).

          (d) For purposes of this Agreement, “Good Reason” shall mean any failure by the Company to comply with any of the material provisions of Section 4 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee.

     10. Change in Control.

          (a) In the event that (i) a Change in Control (as defined in paragraph (b) of this Section 10) of Applica shall occur during the Term, and (ii) prior to the earlier of the expiration of the Term and one year after the date of the Change in Control, the Term and

Employee’s employment with the Company is terminated by the Company without Cause, as defined in Section 7(b) or the Employee terminates the Term and his employment for Good Reason, as defined in Section 9(d), the Company shall (1) pay to the Employee any unpaid Annual Base Salary through the effective date of termination, (2) pay to the Employee the Incentive Compensation, if any, not yet paid to the Employee for any year prior to such termination, at such time as the Incentive Compensation otherwise would have been payable to the Employee, (3) at the time of such termination, pay to the Employee a lump sum equal to the sum of (A) the Annual Base Salary at the date of termination multiplied by 1.5, and (B) the Incentive Compensation for the prior year multiplied by 1.5. Further, any Company stock option granted to Employee shall be exercisable immediately and the Company stock acquired pursuant to such exercise may be sold by Employee subject to no restrictions by Company whatsoever (other than those imposed by federal and state securities laws). The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5(a)).

          (b) For purposes of this Agreement, the term “Change in Control” shall mean:

          (i) Approval by the shareholders of Applica of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of Applica immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or (y) a liquidation or dissolution of Applica or (z) the sale of all or substantially all of the assets of Applica (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

          (ii) Individuals who, as of the date hereof, constitute the Board of Directors of Applica (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Applica’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of Applica, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

          (iii) The acquisition (other than from Applica) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act (excluding, for this purpose, Applica or its subsidiaries, or any employee benefit plan of Applica or its subsidiaries) which acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act), of 20% or more of either the then outstanding shares of Applica’s Common Stock or the combined voting power of the Applica’s then outstanding voting securities entitled to vote generally in the election of directors.

          (c) The payments made pursuant to paragraph (a) above shall be in lieu of any and all compensation due to Employee for the years that would otherwise be remaining in the Term. Upon receipt of said lump sum payment, this Agreement and all rights and duties of the parties shall be terminated, except as follows. In consideration for such lump sum payment and for the right to terminate under the conditions set forth above, Employee agrees to consult with the Company (or its successors), and its officers if requested to do so for a period of at least two years from the date of such termination. However, Employee shall be required to devote only such part of his time to such services as Employee believes reasonable in Employee’s sole discretion, and the time and date such services are offered shall be determined by Employee so long as that time and date is within a reasonable period of time after the request. It is expressly agreed that the Company’s rights to avail itself of the advice and consultation services of Employee shall at all times be exercised in a reasonable manner, that adequate notice shall be given to Employee in such events, and that non-compliance with any such request by Employee for good reason, including, but not limited to, ill health or prior commitments, shall not constitute a breach or violation of this Agreement. Employee agrees that, except for reimbursement of all reasonable expenses incurred by him with respect to such consultation and advisory services, payable as such consultation and advisory services are rendered, he shall not be entitled to any further compensation. It is understood that in furnishing any advisory and consulting services provided herein, Employee shall not be an employee of the Company but shall act in the capacity of independent contractor.

     11. Waivers. It is understood that either party may waive the strict performance of any covenant or agreement made herein; however, any waiver made by a party hereto must be duly made in writing in order to be considered a waiver, and the waiver of one covenant or agreement shall not be considered a waiver of any other covenant or agreement unless specifically in writing as aforementioned.

     12. Savings Provisions. The invalidity, in whole or in part, of any covenant or restriction, or any section, subsection, sentence, clause, phrase or word, or other provisions of this Agreement, as the same may be amended from time to time shall not affect the validity of the remaining portions thereof.

     13. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida without giving effect to its choice of law provision.

     14. Notices. If either party desires to give notice to the other in connection with any of the terms and provisions of this Agreement, said notice must be in writing and shall be deemed given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case addressed to the party for whom it is intended as follows (or such other addresses as either party may designated by notice to the other party):

If to the Company:	Applica Consumer Products, Inc.
5980 Miami Lakes Drive
Miami Lakes, Florida 33014
Attn: Corporate Secretary

If to Employee:	At the most recent home address of Employee on the official records of the Company

     15. Default. In the event either party defaults in the performance of its obligations under this Agreement, the non-defaulting party may, after giving 30 days notice to the defaulting party to provide a reasonable opportunity to cure such default, proceed to protect its rights by suit in equity, action at law, or, where specifically provided for herein, by arbitration, to enforce performance under this Agreement or to recover damages for breach thereof, including all costs and attorneys’ fees, whether settled out of court, arbitrated, or tried (at both trial and appellate levels).

     16. Section 162(m) Limits.

     Notwithstanding any other provision of this Agreement, if and to the extent that any remuneration payable by the Company to the Employee for any year would exceed the maximum amount of such remuneration that the Company may deduct for that year by reason of Section 162(m) of the Code, payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Board, be deferred so that it shall become payable at such time or times as the Board reasonably determines that it would be deductible by the Company under Section 162(m), with interest at the “short-term applicable federal rate” as such term is defined in Section 1274(d) of the Code.

     17. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

     18. Waiver of Jury Trial. ALL PARTIES KNOWINGLY WAIVE THEIR RIGHTS TO REQUEST A TRIAL BY JURY IN ANY LITIGATION IN ANY COURT OF LAW, TRIBUNAL OR LEGAL PROCEEDING INVOLVING THE PARTIES HERETO OR ANY DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT.

     IN WITNESS WHEREOF, the Company, by its appropriate officer, signed this Agreement and Employee has signed this Agreement, as of the day and year first above written.

APPLICA CONSUMER PRODUCTS, INC.

By:	/s/ David D. Warren

Name: David D. Warren
Its: Senior Vice President - HR

EMPLOYEE

/s/ Brian Guptill

Brian Guptill

11